(Translation)

SALES AND PURCHASE OF TECHNOLOGY MASTER LICENSE AGREEMENT
(Reference#121108ShanDZ/SIAF)

AN  AGREEMENT  made this 12th day of  November, 2008

BETWEEN

Mr. Shan De Zhang (Chinese Identification Card No. 370802196710312437) of Tian Da Cai He Animal Health Products Co. Ltd. and of address at  No. 37, Tai Bai Lou Xi Road, Shizhong District, Jining City, Shandong Province, P. R. China. (hereinafter called "the Vendor") of the one part.

AND

Tri-Way Industries Limited (Company No. 1004146) a company incorporated in Hong Kong SAR, People’s Republic of China with limited liability and having its principal place of business at Rm 1613, 16/F, Tai Yau Building, 181 Johnston Road, Waichai Hong Kong. (hereinafter called "the Purchaser") of the other part.

WHEREAS:-

1.
The Vendor is the inventor, and the legal patent holder of an Intellectual Property for the manufacturing of livestock feed applicable to the consumption of cattle and cows, namely “Zhi Wu Jie Gan Si Liao Chan Ye Hua Chan Pin Ji Qi Zhi Bei Fang Fa” registered under Patent Number “ZL2005 10063039.9 and Certificate # 329722” of People’s Republic of China (hereinafter refer to as “SFM Technology”).

2.
The Purchaser is a company incorporated in Hong Kong Special Administrative Region, People’s Republic of China with limited liability and having its principal place of business at Rm 1613, 16/F, Tai Yau Building, 181 Johnston Road, Wanchai Hong Kong. It is a fully owned subsidiary of Sino Agro Food, Inc. (“SIAF”) which is a Nevada Incorporation quoted on OTCB under Pinksheet companies with a representative office at Rm3711, China Shine Plaza, No.9 Lin He Xi Road, Tianhe District, GuangZhou, People’s Republic of China.

3.
The Present market value of the SFM Technology including its related brand and label is collectively valued at RMB68,000,000.00 (equivalent to US$10,000,000.00 based on exchange rate of US$1=RMB6.80) as indicated in a Valuation Report as prepared by a firm of professional valuers registered in People’s Republic of China.  Copies of the Valuation Report dated 30th September 2008 is annexed hereto and marked as Appendix (V 1).

4.
The Vendor has agreed to sell and the Purchaser has agreed to purchase an exclusive  master license to use and to license other users to use the secrets, copyrights, processes and other Intellectual Property associated with the SFM Technology (hereinafter referred to as “the Exclusive Master License”) in any territory of the People’s Republic of China free from all encumbrances with all rights to the patented Intellectual Property including related brand and label as governed by the laws of People’s Republic of China after the date of this Agreement upon the terms and conditions hereinafter appearing.

NOW IT IS HEREBY AGREED as follows:-

1.	Definitions and Interpretations

In this Agreement, unless the context otherwise requires, the following words or expression shall have the following meaning:-

(a)	“Purchaser” includes its respective nominees and successors in title ;

(b)	“Vendor” include his heir personal representative and successors in title ;

(c)	“The Completion Date” shall refer to the date of full payment of all monies and shares payable by the Purchaser herein provided ;

(d)	“US$” means United States Dollars, the currency of the United States of America ;

(e)	All undertakings, agreements, terms, warranties and representations expressed to be made by two or more parties hereto shall be deemed to be made by them and be binding on them jointly and severally ;

(f)	Reference to natural persons shall be deemed to include body corporate and the plural number shall include the singular number and vice versa ;

(g)	Words importing the masculine gender shall be deemed to include the feminine and neuter gender ;

(h)	The headings are inserted for convenience of reference only and shall not affect the interpretation of this Agreement hereof ;

(i)	Where an act required to be done within a specified number of days after or from a specified date, the period is inclusive of and begins to run from the date so specified ;

(j)
A period of a month from the happening of an event or the doing of an act or thing shall be deemed to be inclusive of the day on which the event happens or the act or thing is or was required to be done ;

(k)	The Appendices hereto shall be taken, read and construed as an essential part of this Agreement ;

2.	Agreement for the Sale and Purchase

2.1	Purchase Consideration and Part Payment

In consideration of the sum of RMB Five Hundred Thousand (RMB500,000.00, equivalent to US$73,500.00) only  (hereinafter call “the Part Payment") now paid by the Purchaser to the Vendor by way of deposit and part payment towards the purchase price of the Master License (the receipt of which the Vendor hereby duly acknowledges, and the corresponding paid order, signed receipt and corresponding banking record of the said payment are annexed hereto marked Appendix A), (hereinafter referred to as “Part Payment”), the Vendor hereby agrees to sell and the Purchaser hereby agrees to purchase the Exclusive World Master License to use and to license other users to use the secrets, copyrights, processes and other Intellectual Property associated with the SFM Technology in any territory in the world free from all encumbrances with all rights to the Patented Intellectual Property and related brand and label as governed by the law of People’s Republic of China after the date of this Agreement at the total purchase price of United States Dollars Eight Million (US$8,000,000.00) only (hereinafter called "the Purchase Price")  and subject to further terms and conditions hereinafter contained.

2.2	Payment of Balance Purchase Price

The balance of the Purchase Price amounting to United States Dollars Seven  Million Nine Hundred and Twenty Six Thousand and Five Hundred (US$7,926,500.00) only (hereinafter called "the Balance Purchase Price”) shall be paid and settled within a period of three years from the date hereof and in manner herein set forth:

Tranche	Date of settlements on or before	Partial payment amount in US$	Related terms and conditions
1	31st December 2008	4,426.00	Payable in cash and / or in other forms of assets acceptable to the Vendor.
2	31st December 2009	1,000,000.00	Payable in cash and / or in SIAF shares calculated at 85% of its three months’ average of its market prices from the date leading up to the date of settlement.
3	31st December 2010	1,000,000.00	Payable in cash and / or in SIAF shares calculated at 85% of its three months’ average of its market prices from the date leading up to the date of settlement.
4	11th November 2011	1,500,000.00	Payable in cash and / or in SIAF shares calculated at 85% of its three months’ average of its market prices from the date leading up to the date of settlement.

2.3	Purchaser’s Right after payment of the Part Payment

Upon payment by the Purchaser of the second payment of US$4,426,500.00 under Tranche 1 referred to in Clause 2.2 hereof, the Purchaser shall have the irrevocable and non reversionary Exclusive Master License to use and to license other users to use the secrets, copyrights, processes and other Intellectual Property associated with the SFM Technology and related brand and label thereof in the People’s Republic of China and the Vendor shall have no claim to the rights to us or license to use Intellectual Property associated with the SFM Technology and related brand and label thereof, but shall retain the right to claim against the Purchaser for the Balance Purchase Price of US$3,500,000.00 remaining unpaid by the Purchaser pursuant to the terms and conditions set forth in Clause 2.2 hereof.

3.	Due Diligence

3.1	Purchaser's Rights to Due Diligence

Notwithstanding the fact that the Purchaser has done its Due Diligence in respect of the said patented SFM Technology and related business affairs satisfactorily during the period prior to the execution of this Agreement, the Vendor hereby agrees that during the period commencing from the date of this Agreement and ending on the Completion Date (as defined below), the Purchaser shall be entitled to:

(i)	make such reasonable enquiries with relevant Authorities and clients of the Vendor in the matters relating to the SFM Technology and related brand and label.

(ii)	make due diligence investigation of the track records of the SFM Technology.

(iii)	make due diligence investigation of the economic and financial forecast and projection of the application of the SFM Technology by the Purchaser and its auditors .

3.2	Vendor's Obligations

The Vendor shall take all steps and do all things necessary to enable the Purchaser and/or its representatives to carry out the enquiries and the due diligence investigation as provided in Clause 3.1 and to notify and make known to the relevant authorities and parties of the sale of the Exclusive Master License within a reasonable time.

3.3	Purchaser's Entitlement to claim

In the event that :

(i)	the Purchaser is unable to make reasonable enquiries or to carry out due diligence investigations set forth in Clause 3.1 hereof due to no fault of the Purchaser; or

(i)
it is found, as a result of the due diligence investigations or otherwise, that any of the Representations and Warranties contained in Clause 9 are untrue, misleading or incorrect or have not been fully carried out in any material respect, or

(iii)
in any event of any matter or thing arising or becoming known or being notified to the Purchaser which is materially inconsistent with any of the Representations and Warranties contained in Clause 9 hereof ;

then the Purchaser may by notice in writing to the Vendor to be given not later than the Completion Date, specify and verify the amount of claims, (hereinafter referred to as the Claims) and in which event (without prejudice to any claim in damages), the Vendor shall refund forthwith to the Purchaser the claims together with interest accruing thereon (if any).

4.	Delivery of Documents

Simultaneously with the execution of this Agreement, the Vendor shall deliver or cause to be delivered to the Purchaser all relevant documents concerning the SFM Technology and related brand and label, including but not limited to the processes, know-how, designs, operations manuals, specifications of equipment and descriptions of operating principles and technology (hereinafter called “the Patent Documents”).

5.	Completion

The Completion of this Agreement shall take place upon payment by the Purchaser of the sum of US$4,426,500.00 under the Tranche 1 pursuant to Clause 2.2 hereof on or before 31st December 2008 (hereinafter referred to as “the Completion Date”).

5A	Subsequent Settlement

Each date of the settlements referred to in Clause 2.2 is called the “Subsequent Settlement Date”.  On or before each Settlement Date and as a commercial arrangement between the Parties hereto, the Purchaser shall settle the respective tranche of the unpaid Balance Purchase Price either by cash payment or by the combination of cash payment and SIAF shares or by SIAF shares alone.  In this respect of payment by SIAF shares, the Purchaser shall transfer or cause to be transferred SIAF’s shares to the Vendor and/or his nominee(s) as the Vendor shall direct and shall deliver the corresponding share certificates to the Vendor.

6.	Outgoings

The Vendor hereby agrees to pay all annual patent fee, charges, levies, taxes and other payments if any payable by Vendor in relation to the Patent of the SFM Technology and its related brand and label on or before the Completion Date, and as such the Vendor shall indemnify the Purchaser or its assigns in respect of any penalties and damages which may be arise as a result of any late payments or default in payment in respect of such payments.

8.	Vendor’s Indemnity

If there shall be any breach by the Vendor of any warranty, guarantee, undertaking and agreement herein contained, then the Purchaser shall be entitled to be indemnified by the Vendor in respect of any loss resulting from such breach.

9.	Representations and Warranties

9.1	The Vendor hereby represents, warrants and undertakes to and with the Purchaser as follows :-

(a)
None of the patented SFM Technology and its related brand and label that are registered in the name of the Vendor are subject to any option, charge, lien or encumbrances and the Vendor is the beneficial owner thereof ;

(b)
The Valuation Report presented to the Purchaser dated 30th September 2008 gave a true and fair view of the market value of the SFM Technology and its related brand and label calculated up to the Completion Date.

(c)
The Vendor is not involved in any dispute with any revenue authorities concerning any matter likely to affect in any way the ownership and application of the SFM Technology and its related brand and label.

(d)	The Vendor has not prior to the date hereof agreed to sell or given or agreed to license the Patent SFM Technology and its related brand and label to any other party apart from the Purchaser.

(e)
The Vendor is not engaged in any litigation or arbitration proceedings and no such proceedings and no prosecution are pending or threatened against the Vendor in selling of the license of the SFM Technology and its related brand and label, and the Vendor knows of no facts or matters likely to give rise thereto.

(f)	The Vendor has no mortgages liens other encumbrances secured over the SFM Technology and its related brand and label.

10.	Default by Purchaser

In the event that the Purchaser shall fail to complete the sale and purchase herein by failing to pay the Tranche 1 payment of US$4,426,470.00 in accordance with Clause 2.2 hereof, the Vendor shall be entitled to claim liquidated damages amounting up to the Balance Purchase Price of United State Dollars Seven Million Nine Hundred Twenty Six Thousand and Four Hundred and Seventy (US$7,926,470.00).

11.	Force Majeure

Notwithstanding any provision herein to the contrary, no party hereto shall be liable to any other party hereto for loss, injury, delay or damages suffered or incurred by any such other party due to a substantial effect, acts of God, government actions or any other cause which is beyond the reasonable control of the party the performance of whose obligations hereunder are affected by such cause.

12.	Time of Essence

Time wherever mentioned shall be deemed to be of the essence of this Agreement.

13.	Notice

Every notice, request, consent, demand or other communication under this Agreement shall be given or made in writing shall be sufficiently served on the party to whom it is addressed if it is left at or sent by registered post or telegram to the address given above or to the place of business for the time or to such address as one party hereto may from time to time notify in writing to the other party hereto. A notice sent by registered post or facsimile shall be deemed to have served at the time when it ought in due course of post or transmission to have been received.

14.	Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Republic of People of China.

15.	Modifications

All parties hereto agree that the provisions herein contained may if mutually agreed upon be varied, amended, modified or substituted and any such variations, amendment, modification or substitution thereof shall be in writing and signed by all parties hereto.  In the event of any inconsistency as to any of the provisions thereof, the one subsequent in time shall prevail.

16.	Severability

If any of the provisions of this Agreement becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

17.	This Agreement the Sole Agreement

This Agreement constitutes the sole and only agreement between the Vendor and the Purchaser respecting the Exclusive Master License and correctly sets forth the agreement reached between them in respect of the subject matter of this Agreement and supersedes and cancels all previous and other agreements, negotiations, representations, undertakings or undertakings whatsoever whether written or oral in respect thereof.

18.	Costs

The Parties hereto shall bear and pay their respective Solicitors’ fees and costs.

19.	Successors Bound

This Agreement shall be binding on the respective successors-in-title, heirs and  permitted assigns of the parties hereto.

IN WITNESS WHEREOF the parties hereto have hereunto set their hands and seal the day and year first above written.

Signed by	)
THE PURCHASER	)	(Rubber stamp of
	)	Tri-Way Industries Limited affixed)
)
	)	(signed)

Signed by THE VENDOR	)
)
	)	(signed)
)
Shan De Zhang

APENDIX (V1)
VALAUTION REPORT

APPENDIX (V2)
COPY OF THE PATENT # ZL2005 10063039.9

APPENDIX (V3)
REGISTRATION CERTIFICATE # 1785267 OF THE BRANDS AND LABELS

APPENDIX (V4)
HIGH TECHNOLOGY CERTIFICATE # 0453

APPENDIX(V5)
PROFESSIONAL VERIFICATION CERTIFICATE

APPENDIX (A)
CORRESPONDING PAID ORDER, SIGNED RECEIPT AND CORRESPONDING BANKING RECORD OF “ THE PART PAYMENT